Exhibit 99

VIACOM DETAILS STRATEGIC REALIGNMENT TO CREATE EFFICIENCIES
AND DRIVE LONG-TERM GROWTH
Company to Recognize Pre-Tax Charge of Approximately $785 Million in Quarter Ended March 31;
Annual Cost Savings Will Total Approximately $350 Million
NEW YORK, April 6, 2015 – Viacom Inc. (NASDAQ: VIAB, VIA) today announced the elements of its strategic realignment, including initiatives designed to promote greater cross-brand collaboration, focus on new growth areas, and improve operational efficiency and financial performance.
Following a company-wide review across its worldwide Media Networks, Filmed Entertainment operations and corporate functions, Viacom is implementing significant strategic and operational improvements, including reorganizing three of its domestic network groups into two new organizations. The new structure realigns sales, marketing, creative and support functions, increases efficiencies in program and product development, enhances opportunities to share expertise, and promotes greater cross-marketing and cross channel programming activity. The Company is also reallocating resources to expand its capabilities in critical business areas including data analysis, technology development and consumer insights, reflecting the rapidly changing media marketplace, shifting consumer behavior and evolving measurement practices.
President and CEO Philippe Dauman said, “Viacom has a powerful combination of world-class brands and popular content that is driving our business across the globe. We will continue to lead the way in connecting our vibrant brands to audiences through both traditional and innovative new platforms. This strategic realignment, which is largely completed, will allow us to sharpen our focus on driving long-term growth in a rapidly changing industry. We will transition rapidly into the future, generate substantial cost savings and continue to increase our investment in original programming to bring our audiences great content in new and groundbreaking ways.”
In connection with the realignment, Viacom will recognize a pre-tax charge in the second fiscal quarter of 2015 of approximately $785 million. The charge reflects the impact of write-downs of underperforming programming, including the abandonment of select acquired titles, as well as costs associated with workforce reductions. The charge also reflects accelerated amortization of programming expenses associated with a change in the Company’s ultimate revenue projections for certain original programming genres that have been impacted by changing media consumption habits.

The initiatives are expected to provide ongoing annual savings of approximately $350 million. The savings in fiscal 2015 are expected to be approximately $175 million.
In light of these actions and previously discussed strategic acquisitions anticipated in the current fiscal year that could total approximately $400 million, Viacom will temporarily pause share purchases under its current $20 billion stock repurchase program in order to stay within its target leverage ratio. The repurchase program has returned $15 billion to shareholders since its inception in October 2010, including $1.5 billion in the first half of fiscal 2015. The Company anticipates resuming stock repurchases no later than October 2015, when it begins its next fiscal year.
Mr. Dauman added, “We remain steadfastly committed to returning capital to shareholders through stock buybacks as well as our ongoing dividend program. This temporary pause reflects our history of sound financial management and our commitment to operating within Viacom’s target leverage ratio.”
Viacom will report results for the fiscal second quarter ended March 31, on April 30, 2015.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the measured audience acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2014 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form video, apps, games, consumer products, social media and other entertainment content for audiences in more than 165 countries and territories. Viacom's media networks, including Nickelodeon, CMT, Nick Jr., TeenNick, Nicktoons, TV Land, Nick at Nite, MTV, VH1, Comedy Central, SPIKE, Logo, BET, CENTRIC, Channel 5 (UK), Tr3s, Paramount Channel and VIVA, reach a cumulative 3.2 billion television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.
For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/viacom.

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Contacts:
Media	Investors
Jeremy Zweig	James Bombassei
212-846-7503	212-258-6377
jeremy.zweig@viacom.com	james.bombassei@viacom.com

Pamela Yi
212-846-7581
pamela.yi@viacom.com